                                                                      Exhibit 21

                              LIST OF SUBSIDIARIES

Subsidiary Name                                           State of Incorporation

North Plaza of Somerset, Inc.                                      Kentucky

Cumberland Woodlands, LLC                                          Kentucky

Roosevelt Equity Corporation                                       Illinois

UTAG, Inc.                                                         Illinois

Universal Guaranty Life Insurance Company                          Ohio

Appalachian Life Insurance Company                                 Ohio

Abraham Lincoln Insurance Company                                  Illinois

Hampshire Plaza, LLC                                               New Hampshire